Exhibit 10.1

April 26, 2023

Beth Southern

101 Scenic Ridge Place

King, NC 27021

Dear Beth:

Insteel is pleased to extend this offer of employment to you to serve as Vice President - Administration, Secretary, and Chief Legal Officer of Insteel Industries, Inc. This letter will serve as written confirmation of the details of the employment offer.

For your consideration, the following is an overview of your compensation and a brief description of benefits currently offered by Insteel Industries, Inc.

●	Starting Date: TBD – June 2023. You will report to me.

●	Starting salary: $10,576.93 paid bi-weekly.

●

You will be eligible to participate in our Return on Capital Incentive Compensation Plan with a target of 60% of your base pay. The payout maximum is two (2) times the 60% target. Therefore, the actual incentive pay can be from 0% - 120% of base pay based on Company performance during the fiscal year. Any incentive pay for Fiscal Year 2023 would be prorated for time worked/W-2 base salary earned during the fiscal year. Participants in the Plan must be actively employed by Insteel at the time the bonus is paid to be eligible.

●

You will be eligible to participate in certain executive benefits, including Supplemental Executive Retirement Plan (SERP), Split Dollar Life Insurance, Change in Control Agreement, and the Equity Incentive Plan. The Equity Incentive Plan (EIP) annual target value will be $150,000. Fifty percent of the annual award value ($75,000) is granted in February, and fifty percent ($75,000) in August. Half of the award value will be delivered in Restricted Stock Units and the remaining half of the award will be delivered in Incentive Stock Options (ISO’s) or Non-Qualified Stock Options (NQSO’s). Your initial award in August 2023 will be increased to a target value of $150,000 and revert to a target value of $75,000 in February 2024. These plans are subject to change or cancellation by the Board of Directors at any time.

●	After completion of a thirty-day period you will be eligible for the following benefits:
Medical Insurance	Dental Insurance	Life Insurance
Flexible Benefits	Vision Insurance

●	If you incur COBRA costs to continue your present medical coverage, the Company will reimburse the cost of COBRA continuation up until the time you are eligible for the Insteel plan.

●	After ninety (90) days of service you will be eligible for company paid Short-term Disability and Long-term Disability insurance, and the Insteel Retirement Savings 401 (k) Plan.

1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

●	We take a flexible approach to vacation time for this role with the guideline generally 15 days of vacation per calendar year to start. Vacation may not be carried over from one year to another.

Employment with Insteel Industries Inc. is contingent upon passing a drug test, background check, and reference checks. Please contact Steve Burgess at (336) 786-2141 Ext. 3025 or rburgess@insteel.com to initiate the post offer process.

Insteel requires new employees to execute the documents listed below. We can discuss any questions that may arise following your review.

●	Drug and Alcohol Guidelines (Substance Abuse Policy)
●	Background Checks Policy and Authorization Form
●	Application Form
●	Confidentiality Agreement (Please note witness signature block.)
●	Code of Conduct
●	Insider Trading Policy
●	E-mail Policy
●	Computer Software Policy
●	Internet Agreement
●	Two copies of the Confirmation Letter (please retain one original for your records)

Insteel’s most recent Annual Report, Benefits Guide and an I-9 Information form are enclosed.

While we believe our relationship will be mutually beneficial, please understand that we are not offering employment of a fixed term and you should not construe this letter, our offer of employment, or our previous meetings as intent by Insteel to enter a contractual employment arrangement with you.

Should you have any questions as you consider your future employment with Insteel, please call me. I sincerely look forward to you joining our company.

Sincerely,

/s/ H.O. Woltz III

H.O. Woltz III

Chairman, President, and Chief Executive Officer

I have read and understand the contents of this letter.

   /s/ Elizabeth C. Southern      Signature

Beth Southern

     April 26, 2023                      Date